Exhibit 99.1

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568

Telephone 770/813-9200

FOR IMMEDIATE RELEASE
Tuesday, July 26, 2005

CONTACT:	Molly Dye	or	Andy Beck
	Vice President, Corporate Relations		Senior Vice President and
	(770) 813-6044		Chief Financial Officer
(770) 813-6083

AGCO REPORTS SECOND QUARTER RESULTS
Adjusted Earnings Improve On 12% Sales Gain

     DULUTH, GA — July 26 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.47 per share for the second quarter of 2005. Adjusted net income, which excludes restructuring and other infrequent expenses and costs associated with a June 2005 bond redemption, was $0.61 per share for the second quarter of 2005. These results compare to reported net income of $0.50 per share and adjusted net income of $0.57 per share for the second quarter of 2004. Net sales for the second quarter of 2005 were $1.6 billion, an increase of approximately 12% over 2004.

     For the first six months of 2005, net income was $0.70 per share compared to $0.83 per share in 2004. Adjusted net income was $0.84 per share for the first six months of 2005 compared to $0.85 per share in 2004. Net sales for the first six months of 2005 increased approximately 12% to $2.8 billion.

     “We are pleased that second quarter improvements in Western Europe and North America were able to offset the impact of continued weak market conditions in South America,” stated Martin Richenhagen, President and Chief Executive Officer. “In our Europe/Africa/Middle East region, we achieved productivity and margin improvement while sales growth contributed to our improvement in North America. Despite challenging market conditions in South America, our worldwide sales for the second quarter were 7% higher than 2004, excluding currency impacts.”

     “We expect market conditions to remain weak in South America as further strengthening of the Brazilian Real in the second quarter will result in lower farm income,” stated Mr. Richenhagen. “In addition, conditions in the Western European market are less certain in the second half of 2005, as farmers may delay equipment purchases due to European Union farm subsidy reforms and drought in certain regions. These conditions will make the second half of the year more challenging. While we focus on these short term developments, we are also working on initiatives in product development, manufacturing, purchasing and marketing which we believe will strengthen AGCO’s long-term worldwide market position and cost structure.”

     Second Quarter and Year-to-Date Results

     For the second quarter of 2005, AGCO reported net sales of $1,574.3 million and net income of $46.1 million, or $0.47 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, was $59.2 million, or $0.61 per share. For the second quarter of 2004, AGCO reported net sales of $1,407.0 million and net income of $48.3 million, or $0.50 per share. Adjusted net income, excluding restructuring and other infrequent expenses, in the second quarter of 2004 was $55.0 million, or $0.57 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended June 30, 2005 and 2004:

	2005			2004
			(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$108.4	$59.2	$0.61	$103.9	$55.0	$0.57
Restructuring and other infrequent (income) expenses(2)	(0.8)	(1.0)	(0.01)	6.0	6.7	0.07
Bond redemption costs(3)	—	14.1	0.14	—	—	—

As reported	$109.2	$46.1	$0.47	$97.9	$48.3	$0.50

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent income recorded in the second quarter of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This gain was offset by charges incurred associated with the Randers rationalization as well as the Company’s rationalization of its Valtra European sales operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. The restructuring and other infrequent expenses recorded in the second quarter of 2004 primarily related to the write-down of property, plant and equipment associated with the Randers rationalization, offset in part by gains on the sale of machinery and equipment from the Company’s Coventry, England facility, which was closed in 2003, as well as the reversal of certain Coventry closure reserves. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9½% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of deferred debt issuance costs.

     For the first six months of 2005, AGCO reported net sales of $2,831.2 million and net income of $67.6 million, or $0.70 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, was $81.6 million, or $0.84 per share. For the first six months of 2004, AGCO reported net sales of $2,522.7 million and net income of $73.3 million, or $0.83 per share. Adjusted net income, excluding restructuring and other infrequent expenses, in the first six months of 2004 was $75.4 million, or $0.85 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the six months ended June 30, 2005 and 2004:

	2005			2004
	(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$162.4	$81.6	$0.84	$161.5	$75.4	$0.85
Restructuring and other infrequent expenses (income)(2)	0.2	(0.1)	—	(0.6)	2.1	0.02
Bond redemption costs(3)	—	14.1	0.14	—	—	—

As reported	$162.2	$67.6	$0.70	$162.1	$73.3	$0.83

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the first six months of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations of $1.5 million on a pre-tax basis ($1.5 million after-tax). This gain was offset by $0.9 million of pre-tax charges ($0.9 million after-tax) associated with the Randers rationalization as well as $0.8 million of pre-tax charges ($0.5 million after-tax) related to the Company’s rationalization of its Finnish tractor manufacturing, sales and parts operations. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent expenses recorded in the first six months of 2004 primarily related to the write-down of property, plant and equipment associated with the Randers rationalization, offset by gains on the sale of the Company’s Coventry, England facility and related machinery and equipment, which was closed in 2003, as well as the reversal of certain Coventry closure reserves. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9½% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of the deferred debt issuance costs.

     AGCO’s net sales increased 11.9% for the second quarter and 12.2% for the first six months of 2005 primarily due to sales growth in the North America and Europe/Africa/Middle East regions, as well as positive currency translation impacts. This growth offset significant sales declines in South America due to weaker end markets. The impact of currency translation contributed approximately 5% of the sales growth for the quarter and approximately 4% for the first six months of 2005. Adjusted operating income increased $4.5 million for the second quarter and $0.9 million for the first six months of 2005 compared to 2004 primarily due to increased income in our Europe/Africa/Middle East operations offsetting declines in South America. Operating margins declined in 2005 as a result of reduced margins in South America primarily due to a significant reduction in industry demand and the impact of the strengthening Brazilian Real.

     In AGCO’s Europe/Africa/Middle East operations, operating income improved $25.9 million in the second quarter and $45.9 million for the first six months compared to 2004. Margin improvement was the key contributor to the increase, which was achieved from productivity improvements, new products, expense control and pricing. Operating income in AGCO’s South America operations decreased by $26.3 million for the second quarter and $44.9 million for the first six months. Weaker market conditions in South America in 2005 contributed to a sales decline, excluding currency impact, of 26% for the second quarter and 22% for the first six months compared to 2004. In addition, operating margins in South

America declined significantly in 2005 resulting from lower production, unfavorable sales mix and the impact of the continued strengthening of the Brazilian Real on sales outside of Brazil. In North America, operating income increased $5.5 million in the second quarter and $2.0 million for the first six months of 2005 compared to 2004. The increase was primarily due to a sales growth, excluding currency impact, of 17% for the second quarter and 24% for the first six months achieved from strong retail sales and improved product availability. Margins in North America continue to be negatively impacted by the weak dollar on products produced in Europe and Brazil. Operating income in the Asia Pacific region decreased $0.5 million in the second quarter and increased $0.1 million in the first six months of 2005 compared to 2004, resulting from slightly lower margins in the second quarter of 2005.

     Regional Market Results

     North America — Industry unit retail sales of tractors for the first six months of 2005 increased slightly over the comparable prior year period resulting from increases in the utility and high horsepower segments offsetting a decline in the compact tractor segment. Industry unit retail sales of combines were approximately 14% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher for the first six months of 2005 over 2004.

     Western Europe — Industry unit retail sales of tractors for the first six months of 2005 were relatively flat when compared to the comparable prior year period. Retail demand improved in Italy and Scandinavia but declined in France, the United Kingdom and Finland. AGCO’s unit retail sales for the first six months of 2005 were also relatively flat when compared to the comparable prior year period.

     South America — Industry unit retail sales of tractors and combines for the first six months of 2005 decreased approximately 18% and 63%, respectively, compared to the prior year. Retail sales in the major market of Brazil declined approximately 32% for tractors and 72% for combines compared to 2004. AGCO’s South American unit retail sales of tractors and combines also declined in the first six months of 2005 compared to 2004.

     Rest of World Markets — Outside of North America, Western Europe and South America, AGCO’s net sales for the first six months of 2005 were approximately 45% higher than 2004 due to higher sales in the Middle East and Eastern Europe.

     In South America, market demand has declined significantly in 2005 primarily due to drought conditions in southern Brazil, lower commodity prices, and the strengthening of the Brazilian Real. Despite recent increases in soybean prices, the further strengthening of the Brazilian currency in the second quarter will continue to negatively impact farm profits. As a result, industry demand in South America is expected to be below previous forecasts and remain significantly lower than 2004 for the second half of 2005. North America equipment demand is expected to continue to remain strong in 2005 supported by record farm income in 2004. In Western Europe, the market conditions are mixed with dry weather affecting some sections of southern Europe. In addition, the introduction of single farm payments as part of the Common Agricultural Policy reform is causing some uncertainty with farmers. As a result, full-year industry sales in Western Europe are expected to be flat or below 2004.

Financing Transactions Completed

          In the second quarter of 2005, AGCO completed two transactions which will reduce interest costs and earnings per share dilution in future periods. First, AGCO completed the redemption of its $250 million 9½% Senior Notes due 2008 on June 23, 2005. The Company redeemed the notes at a price of approximately $261.9 million, which includes a premium of 4.75% over the face amount of the notes. The premium of approximately $11.9 million, or $0.12 per share, and the write-off of the remaining balance of deferred debt issuance costs of approximately $2.2 million, or $0.02 per share, were recognized in interest expense, net in the second quarter of 2005. The funding source for the redemption was a combination of cash generated from the transfer of North American wholesale interest-bearing receivables to AGCO’s retail finance joint venture, AGCO Finance, as well as from revolving credit facility borrowings and available cash on hand. AGCO expects to reduce future interest costs as a result of this redemption.

          In addition, AGCO completed an exchange of its $201.3 million aggregate principal amount of 1¾% Convertible Senior Subordinated Notes on June 30, 2005. AGCO exchanged its existing convertible notes for new notes which provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of AGCO common stock, and (ii) the conversion rate to be increased if the new notes are converted in connection with certain change of control transactions, but otherwise are substantially the same as the old notes. The impact of the exchange will reduce the diluted weighted average shares outstanding in future periods. The initial reduction in the diluted shares is estimated to be approximately 9.0 million shares but will vary in the future based on AGCO’s stock price.

     Outlook

     For the full year of 2005, AGCO expects adjusted net income per share, which excludes restructuring and other infrequent expenses and the June 2005 bond redemption costs, to be relatively flat compared to 2004. Higher operating income in Europe/Africa/Middle East and North America along with the positive impacts of the bond redemption and lower share dilution are expected to be offset by lower profitability in South America resulting from continued anticipated market declines. In addition, the Company plans to fund an increase in engineering expense in 2005 for new product introductions, common product platform designs and the expansion of the Company’s engine production. Reported net income per share for 2005 including all items is expected to be approximately 10% below 2004 primarily due to the bond redemption costs incurred in 2005. Third quarter adjusted net income per share in 2005 is expected to range from $0.30 to $0.33 per share compared to third quarter 2004 adjusted net income per share of $0.38. Reported net income per share in the third quarter of 2005 is expected to be approximately $0.29 to $0.32 per share.

     “Despite some challenging market conditions, we will focus on growing our market position, improving productivity and achieving strong cash flow in 2005,” stated Mr. Richenhagen.

     Safe Harbor Statement

     Statements which are not historical facts, including projections of net income, earnings, operating income, interest costs, engineering expenses, market position and cost structure, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions, and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 26, 2005. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

     AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance in North America and Australia and through Agricredit in the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.

# # # # #

Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$46.9	$325.6
Accounts and notes receivable, net	835.2	823.2
Inventories, net	1,291.6	1,069.4
Deferred tax assets	109.8	127.5
Other current assets	76.0	58.8

Total current assets	2,359.5	2,404.5
Property, plant and equipment, net	547.9	593.3
Investment in affiliates	150.3	114.5
Deferred tax assets	132.5	146.1
Other assets	71.8	70.1
Intangible assets, net	221.7	238.2
Goodwill	700.2	730.6

Total assets	$4,183.9	$4,297.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.6	$6.9
Accounts payable	673.4	601.9
Accrued expenses	588.3	660.3
Other current liabilities	108.7	89.9

Total current liabilities	1,377.0	1,359.0
Long-term debt, less current portion	980.7	1,151.7
Pensions and postretirement health care benefits	232.6	247.3
Other noncurrent liabilities	106.1	116.9

Total liabilities	2,696.4	2,874.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	894.0	893.2
Retained earnings	861.4	793.8
Unearned compensation	(0.2)	(0.2)
Accumulated other comprehensive loss	(268.6)	(265.3)

Total stockholders’ equity	1,487.5	1,422.4

Total liabilities and stockholders’ equity	$4,183.9	$4,297.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2005	2004
Net sales	$1,574.3	$1,407.0
Cost of goods sold	1,303.1	1,153.2

Gross profit	271.2	253.8

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.0 million and $0.0 million for the three months ended June 30, 2005 and 2004, respectively)	127.3	121.2
Engineering expenses	31.4	24.9
Restructuring and other infrequent (income) expenses	(0.8)	6.0
Amortization of intangibles	4.1	3.8

Income from operations	109.2	97.9

Interest expense, net	31.9	22.6
Other expense, net	12.2	3.2

Income before income taxes and equity in net earnings of affiliates	65.1	72.1

Income tax provision	25.6	28.8

Income before equity in net earnings of affiliates	39.5	43.3

Equity in net earnings of affiliates	6.6	5.0

Net income	$46.1	$48.3

Net income per common share:

Basic	$0.51	$0.54

Diluted	$0.47	$0.50

Weighted average number of common and common equivalent shares outstanding:
Basic	90.4	89.0

Diluted	99.6	98.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2005	2004
Net sales	$2,831.2	$2,522.7
Cost of goods sold	2,340.5	2,061.2

Gross profit	490.7	461.5

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.1 million and $0.3 million for the six months ended June 30, 2005 and 2004, respectively)	257.9	241.1
Engineering expenses	62.1	51.1
Restructuring and other infrequent expenses (income)	0.2	(0.6)
Amortization of intangibles	8.3	7.8

Income from operations	162.2	162.1

Interest expense, net	48.9	45.4
Other expense, net	19.0	8.3

Income before income taxes and equity in net earnings of affiliates	94.3	108.4

Income tax provision	37.9	45.0

Income before equity in net earnings of affiliates	56.4	63.4

Equity in net earnings of affiliates	11.2	9.9

Net income	$67.6	$73.3

Net income per common share:

Basic	$0.75	$0.89

Diluted	$0.70	$0.83

Weighted average number of common and common equivalent shares outstanding:
Basic	90.4	82.2

Diluted	99.7	91.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$67.6	$73.3

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	45.2	41.2
Deferred debt issuance cost amortization	5.1	9.5
Amortization of intangibles	8.3	7.8
Restricted stock compensation	0.1	0.2
Equity in net earnings of affiliates, net of cash received	(11.2)	(4.7)
Deferred income tax (benefit) provision	(3.0)	1.4
(Gain on sale) write-down of property, plant and equipment	(1.6)	0.3
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(49.7)	(100.0)
Inventories, net	(262.6)	(143.5)
Other current and noncurrent assets	(23.2)	(1.6)
Accounts payable	122.9	117.8
Accrued expenses	(15.2)	10.6
Other current and noncurrent liabilities	(28.6)	(21.3)

Total adjustments	(213.5)	(82.3)

Net cash used in operating activities	(145.9)	(9.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(25.8)	(25.0)
Proceeds from sales of property, plant and equipment	8.8	36.8
Purchase of businesses, net of cash acquired	—	(765.4)
(Investments in) proceeds from the sale of unconsolidated affiliates	(22.5)	1.8

Net cash used in investing activities	(39.5)	(751.8)

Cash flows from financing activities:
(Payment of) proceeds from debt obligations, net	(86.6)	409.2
Payment of debt issuance costs	—	(21.1)
Proceeds from issuance of common stock	0.8	301.0

Net cash (used in) provided by financing activities	(85.8)	689.1

Effect of exchange rate changes on cash and cash equivalents	(7.5)	(1.0)

Decrease in cash and cash equivalents	(278.7)	(72.7)
Cash and cash equivalents, beginning of period	325.6	147.0

Cash and cash equivalents, end of period	$46.9	$74.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     During the first six months of 2005, the Company recorded restructuring and other infrequent expenses of approximately $0.2 million. The net charges include a $1.5 million gain on the sale of property, which was recorded during the second quarter of 2005, related to the completion of auctions of machinery and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations. The gain was offset by $0.6 million and $0.3 million of costs, recorded in the first quarter and second quarter of 2005, respectively, associated with the Randers rationalization. These charges consisted primarily of employee retention payments and other facility closure costs. In addition, during the first quarter of 2005, the Company incurred and recorded approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations. The Company also recorded approximately $0.4 million of costs during the second quarter of 2005 associated with the announced closure of several of its Valtra European sales offices.

     During the first six months of 2004, the Company recorded restructuring and other infrequent income of approximately $0.6 million, primarily related to a $6.9 million net gain on the sale of land, buildings and improvements associated with the rationalization of the Company’s Coventry, England tractor manufacturing facility and a $2.0 million gain on the sale of machinery and equipment and reserve reversals related to the Coventry closure. These gains were offset by an $8.0 million write-down of property, plant and equipment associated with the Randers rationalization and $0.3 million of restructuring charges associated with various European and U.S. rationalization initiatives.

2. LONG-TERM DEBT

     Long-term debt consisted of the following at June 30, 2005 and December 31, 2004 (in millions):

	June 30,	December 31,
	2005	2004
Credit facility	$534.0	$424.7
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
9 1/2% Senior notes due 2008	—	250.0
6 7/8% Senior subordinated notes due 2014	242.1	271.1
Other long-term debt	9.9	11.5

	987.3	1,158.6
Less: Current portion of long-term debt	(6.6)	(6.9)

Total long-term debt, less current portion	$980.7	$1,151.7

     On June 23, 2005, the Company completed the redemption of its $250 million 9 1/2% Senior Notes due 2008. The Company redeemed the notes at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. The premium of approximately $11.9 million and the write-off of the remaining balance of deferred debt issuance costs of approximately $2.2 million, were recognized in interest expense, net during the second quarter of 2005. The funding source for the redemption was a combination of cash generated from the transfer of North American wholesale interest-bearing receivables to the Company’s U.S. and Canadian retail finance joint ventures, AGCO Finance LLC and AGCO Finance Canada, Ltd., as well as from revolving credit facility borrowings and available cash on hand (Note 4).

     On June 30, 2005, the Company completed an exchange of its $201.3 million 1 3/4% convertible senior subordinated notes, exchanging its existing convertible notes for new notes (Note 5).

3. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at June 30, 2005 and December 31, 2004 were as follows (in millions):

	June 30,	December 31,
	2005	2004
Finished goods	$677.9	$432.5
Repair and replacement parts	326.7	313.2
Work in process	84.1	103.6
Raw materials	202.9	220.1

Inventories, net	$1,291.6	$1,069.4

4. ACCOUNTS RECEIVABLE SECURITIZATION

     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $473.0 million at June 30, 2005 and $458.9 million at December 31, 2004. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.6 million and $3.8 million for the three months ended June 30, 2005 and 2004, respectively, and $10.6 million and $7.6 million for the six months ended June 30, 2005 and 2004, respectively .

     During the second quarter of 2005, the Company completed an agreement to transfer, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its U.S. and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company and the Company will continue to service the receivables. The initial transfer of the wholesale interest-bearing receivables resulted in net proceeds of approximately $94 million, which were used to redeem the Company’s $250 million Senior Notes (Note 2). As of June 30, 2005, approximately $73.7 million of interest-bearing receivables had been transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement.

5. EARNINGS PER SHARE

     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and has included approximately 9.0 million additional shares of common stock that may be issued upon conversion of the Company’s outstanding 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the three and six months ended June 30, 2004 and 2005. In addition, diluted earnings per share are required to be restated for each period that the convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2005 and 2004 is as follows (in millions, except per share amounts):

	Three Months Ending June 30,		Six Months Ending June 30,
	2005	2004	2005	2004
Basic net income per share:
Net income	$46.1	$48.3	$67.6	$73.3

Weighted average number of common shares outstanding	90.4	89.0	90.4	82.2

Basic net income per share	$0.51	$0.54	$0.75	$0.89

Diluted net income per share:
Net income	$46.1	$48.3	$67.6	$73.3
After-tax interest expense on contingently convertible senior subordinated notes	1.1	1.2	2.3	2.3

Net income for purposes of computing diluted net income per share	$47.2	$49.5	$69.9	$75.6

Weighted average number of common shares outstanding	90.4	89.0	90.4	82.2
Dilutive stock options and restricted stock awards	0.2	0.4	0.3	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	9.0	9.0	9.0	9.0

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	99.6	98.4	99.7	91.6

Diluted net income per share	$0.47	$0.50	$0.70	$0.83

     On June 30, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. AGCO exchanged substantially all of its existing convertible notes for new notes which provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of AGCO common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange will reduce the diluted weighted average shares outstanding in future periods. The initial reduction in the diluted shares is estimated to be approximately 9.0 million shares but will vary in the future based on the Company’s stock price (Note 2).

6. SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and six months ended June 30, 2005 and 2004 are as follows (in millions):

Three Months Ended	North	South	Europe/Africa	Asia/
June 30,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$465.2	$185.3	$876.1	$47.7	$1,574.3
Income from operations	19.9	10.8	83.3	7.7	121.7

2004
Net sales	$391.1	$213.2	$759.7	$43.0	$1,407.0
Income from operations	14.4	37.1	57.4	8.2	117.1

Six Months Ended	North	South	Europe/Africa	Asia/
June 30,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$858.0	$337.6	$1,542.4	$93.2	$2,831.2
Income from operations	22.5	23.3	128.7	15.2	189.7

2004
Net sales	$684.8	$388.1	$1,361.0	$88.8	$2,522.7
Income from operations	20.5	68.2	82.8	15.1	186.6

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Segment income from operations	$121.7	$117.1	$189.7	$186.6
Corporate expenses	(9.2)	(9.4)	(18.9)	(17.0)
Restricted stock compensation expense	—	—	(0.1)	(0.3)
Restructuring and other infrequent income (expenses)	0.8	(6.0)	(0.2)	0.6
Amortization of intangibles	(4.1)	(3.8)	(8.3)	(7.8)

Consolidated income from operations	$109.2	$97.9	$162.2	$162.1